EXHIBIT 23

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in Form 10-K, of the report dated October 15, 2008 relative to the financial statements of J-Kan, Inc. and subsidiary as of July 31, 2008 and 2007 and for the years then ended.

Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

October 20, 2008